Exhibit 2.1
STOCK PURCHASE AGREEMENT
     This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of April 18, 2008, is entered by and between TRM Corporation, an Oregon corporation (“Buyer”), and Douglas Falcone, the sole stockholder (the “Stockholder”) of LJR Consulting Corp. d/b/a Access to Money, a New Jersey corporation (the “Company”).
     WHEREAS, the Company has issued and outstanding 100 shares of common stock, no par value (the “Capital Stock”), and no other equity securities and, as of the date hereof, all of the Capital Stock is owned beneficially and of record by the Stockholder; and
     WHEREAS, Buyer desires to purchase and the Stockholder desires to sell all of the shares of the Capital Stock on the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto, intending to be legally bound hereby, agree as follows:
ARTICLE I
The Transaction
     1.1 Purchase of Capital Stock. At the Closing referred to in Section 2.1 below, the Stockholder will sell and assign to Buyer, and Buyer will purchase from the Stockholder, all of the shares of Capital Stock, free and clear of all Encumbrances (as defined in Section 3.4(c)).
     1.2 Purchase Price Payment. The purchase price for all of the Capital Stock purchased by Buyer pursuant to Section 1.1 (the “Purchase Price”) shall be $15,000,000, payable, (i) $4,250,000 by wire transfer of immediately available funds (the “Cash Consideration”), 3,550,000 shares of common stock of Buyer (“Buyer Common Stock”), valued based on closing price of such Buyer Common Stock on the date immediately preceding the Closing Date, and (iii) the balance by issuance of a promissory note, substantially in the form attached hereto as Exhibit A (the “Promissory Note”). Buyer will grant the Stockholder a security interest in the Capital Stock pursuant to a pledge, security and escrow agreement in the form attached hereto as Exhibit B (the “Pledge Agreement”).
     1.3 Ancillary Agreements. The following documents, to be executed and delivered at the Closing, are referred to herein as the “Ancillary Agreements”:
     (a) the Promissory Note;
     (b) the Pledge Agreement;

     (c) the employment agreement between Buyer and the Stockholder, in the form attached hereto as Exhibit C (the “Employment Agreement”);
     (d) the employment agreements to be offered by Buyer to Ralph J. Depp, Maya E. Fuentes and James A. Howe, in the forms attached hereto as Exhibit D (the “Additional Employment Agreements”); and
     (e) the vault cash agreement, in the form attached hereto as Exhibit E (the “Vault Cash Agreement”).
ARTICLE II
Closing
     2.1 Closing Date. The closing of the transactions contemplated hereby (the “Closing”) shall take place as soon as possible following the satisfaction or waiver of all the conditions to the obligations of the parties to consummate the transactions contemplated hereby or such earlier time or date as Buyer and the Stockholder agree at the offices of Ledgewood, 1900 Market Street, Suite 750, Philadelphia, Pennsylvania, at 9:00 a.m., local time (the “Closing Date”).
ARTICLE III
Representations and Warranties of the Stockholder
     Except as disclosed in the attached Schedules, the Stockholder hereby represents and warrants to Buyer on the date hereof and as of the Closing Date as though made on the Closing Date, as follows:
     3.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of New Jersey and has all requisite corporate power to own its properties and to carry on its business as now being conducted and to own and use the assets and properties owned and used in its business. Except as set forth in Schedule 3.1, there is no jurisdiction in which the nature of the property owned or leased by the Company or the nature of the business conducted by the Company would require the Company to be qualified to do business in such jurisdiction or to be in good standing as a foreign corporation or foreign limited liability company, as applicable, in such jurisdiction in which it is not so qualified or in good standing. Copies of the Company’s articles or certificate of incorporation, bylaws, and other constituent documents, as amended to date, have been delivered to Buyer, and are correct and complete and in full force and effect.
     3.2 Binding Agreements. This Agreement is, and each of the Ancillary Agreements to which the Stockholder is a party will be, when executed and delivered by him, a valid and binding agreement of the Stockholder, enforceable against him in accordance with its respective terms.

     3.3 No Violation. Neither the execution, delivery and performance of this Agreement or the Ancillary Agreements by the Stockholder, nor the consummation by the Stockholder of the transactions contemplated hereby or thereby, will conflict with or result in a breach of any of the terms, conditions or provisions of (a) the articles of incorporation or bylaws of the Company, (b) any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or any governmental authority or of any arbitration award applicable to the Company or the Stockholder, (c) result in the creation or imposition of any Encumbrance of any nature whatsoever upon any of the Company’s assets or Capital Stock or give to others any interests or rights therein, or (d) any material contract, lease, license, franchise, permit, indenture, loan or credit agreement, mortgage, deed of trust, note agreement or other agreement or instrument to which the Company or the Stockholder is a party or is bound. Except as set forth in Schedule 3.3, neither the Company nor the Stockholder is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement.
     3.4 Capitalization; Title to Capital Stock.
     (a) The authorized and outstanding capital stock of the Company as of the date hereof is set forth on Schedule 3.4. The Capital Stock represents all of the issued and outstanding equity securities of the Company, and all of the outstanding Capital Stock is duly authorized, validly issued, fully paid and non-assessable, was not issued in violation of the terms of any agreement or other understanding binding upon the Stockholder or the Company, and was issued in compliance with all applicable federal and state securities or “blue-sky” laws and regulations.
     (b) There are no outstanding securities convertible into, exchangeable for or carrying the right to acquire equity securities of the Company, or subscriptions, warrants, options, phantom stock interests, rights (including preemptive rights or stock appreciation rights), or other arrangement or commitments obligating the Company to issue or dispose of any of its equity securities or any ownership interest therein, including, without limitation, any stock option agreements.
     (c) The Capital Stock is owned of record and beneficially by the Stockholder, free and clear of all liens, security interests, pledges, equities, proxies, claims, charges, adverse claims, mortgages, rights of first refusal, preemptive rights restrictions, encumbrances, easement, covenants, conditions, licenses, options or title defects of any kind whatsoever (each, an “Encumbrance”). The Stockholder has all requisite legal right, power and authority to transfer the Capital Stock to Buyer. Upon consummation of the transactions contemplated hereby, Buyer will acquire from the Stockholder good and marketable title to the Capital Stock free and clear of all Encumbrances, except for the Encumbrance relating to the Pledge Agreement.
     (d) The consummation of the transactions contemplated hereby will not cause any Encumbrances to be created or suffered on the Capital Stock, other than Encumbrances created by Buyer under the Pledge Agreement.

     3.5 Subsidiaries. The Company does not own, and has not owned, directly or indirectly, beneficially or of record, or have or had, any operational control over, or have any obligation to acquire, any capital stock or other equity securities of any corporation, joint venture, partnership, trust or other person, nor does the Company have any direct or indirect equity interest, ownership investment, or any obligation to incur such investment in any other person.
     3.6 Restricted Securities; Accredited Investor Status. The Stockholder is a resident of New Jersey. The Stockholder understands that the Buyer Common Stock is characterized as “restricted stock” under the federal securities laws or regulations inasmuch as it is being acquired from Buyer in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act of 1933, as amended (the “Securities Act”), only in certain limited circumstances. In this connection, the Stockholder represents that he is knowledgeable with respect to Rule 144 of the Securities and Exchange Commission promulgated under the Securities Act. The Stockholder (i) is an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act; (ii) has had an opportunity to discuss Buyer’s business, management and financial affairs with Buyer management; and (iii) is acquiring the Buyer Common Stock for his own account (and not for the account of others) for investment and not with a view to the distribution thereof. The Stockholder will not sell or otherwise dispose of such Buyer Common Stock (whether pursuant to a liquidating dividend or otherwise) without registration under the Securities Act, or an exemption therefrom, and acknowledges that the certificate(s) representing such shares will contain a legend to the foregoing effect. The Stockholder acknowledges that Buyer has informed him that of its receipt of a NASDAQ Staff Determination Letter stating that its common stock will be delisted from the NASDAQ Global Market, and that Buyer has no obligation to obtain listing of its common stock on any National Securities Exchange.
     3.7 Financial Statements. Except as set forth on Schedule 3.7, the books of account and related records of the Company fairly reflect in all material respects the Company’s assets, liabilities and transactions in accordance with United States generally accepted accounting principles, consistently applied (“GAAP”). The balance sheet of the Company as of December 31, 2007 and income statements for the years ended December 31, 2007, 2006, 2005, 2004 and 2003 (collectively the “Annual Financial Statements”), previously delivered to Buyer, are true and correct in all material respects, were prepared in accordance with GAAP consistently applied during the periods covered thereby, and are in accordance with the books and records of the Company and present fairly the financial position and results of operations of the Company as of such date and for the periods then ended in accordance with GAAP. All references in this Agreement to the “Balance Sheet” shall mean the balance sheet of the Company as at December 31, 2007 included in the Financial Statements and all references to the “Balance Sheet Date” shall mean December 31, 2007.
     3.8 No Undisclosed Liabilities. The Company has no liability or obligation of any nature, whether due or to become due, absolute, contingent or otherwise, including liabilities for or in respect of Taxes (as such term is defined in Section 3.12) and any interest or penalties relating thereto or any other liability, (each, an “Undisclosed Liability”) except (a) to the extent reflected as a liability on the Balance Sheet, (b) liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and fully reflected as liabilities on the

Company’s books of account, none of which, individually or in the aggregate, has been materially adverse and (c) liabilities disclosed in Schedule 3.8.
     3.9 Litigation. Except as set forth in Schedule 3.9, there are no claims, actions, suits, inquiries, investigations or proceedings pending or, to the knowledge of the Stockholder, threatened against or affecting the Company or any of its assets, or affecting the Capital Stock or the Stockholder’s rights thereto, at law or in equity, by or before any court or governmental department, agency or instrumentality, and there is no basis for any such action, suit, investigation or proceeding. There are presently no outstanding judgments, decrees or orders of any court or any governmental or administrative agency against or affecting the Company or any of its assets or businesses, or affecting the Capital Stock or the Stockholder’s rights thereto. The Stockholder has provided Buyer with a list setting forth a general description of settlements occurring since January 1, 2004 regarding actual or threatened lawsuits (excluding worker’s compensation claims) binding on the Company.
     3.10 Title and Sufficiency of Assets. The Company owns or leases all machinery, equipment, and other tangible assets necessary for the conduct of its business as presently conducted. Except as set forth in Schedule 3.10, the Company has good and marketable title to, or a valid leasehold interest in, all of the assets and properties which the Company purports to own or lease, free and clear of all Encumbrances. Schedule 3.10 sets forth a true, correct and complete list of the 4,248 ATM terminals owned by the Company. Schedule 3.17 sets forth a true, correct and complete list of all leases of personal property (the “Personal Property Leases”) to which the Company is a party (the “Leased Personal Property”). True, correct and complete copies of all Personal Property Leases and all amendments, modifications and supplemental agreements thereto have previously been delivered by the Company to Buyer. The Personal Property Leases are in full force and effect and are binding and enforceable against the Company and, to the knowledge of the Company and the Stockholder, each of the other parties thereto, in accordance with their respective terms and have not been modified or amended since the date of delivery to Buyer. No party to any Personal Property Lease has sent written notice to the other claiming that such party is in default thereunder and that such default remains uncured. To the knowledge of the Stockholder, there has not occurred any event which would constitute a breach of or default in the performance of any covenant, agreement or condition contained in any Personal Property Lease, nor has there occurred any event which with the passage of time or the giving of notice or both would constitute such a breach or default, except for breaches or defaults that are not material. To the knowledge of the Stockholder, there is no current or pending event or circumstance that would permit the termination of any of the Personal Property Leases or the increase of any obligations, liabilities or restrictions of the Company under the Personal Property Leases. The Company does not have any obligations to provide deposits, letters of credit or other credit enhancements to retain its rights under the Personal Property Leases or otherwise operate its business at the Leased Personal Properties. All of the property, machinery, equipment, furniture, improvements and other assets owned or leased by the Company, including those reflected in the Balance Sheet, have been maintained in accordance with normal industry practice, are in good operating condition and repair (except for ordinary wear and tear and routine maintenance in the ordinary course of business), are adequate for the purposes for which they are presently used in the conduct of the Company’s business and are usable in a manner consistent with their current uses, and comply with applicable laws.

     3.11 Relationship with Significant Customers. Except as set forth in Schedule 3.11, neither the Company nor the Stockholder has received any written or oral communication or notice from any Significant Customer stating that such Significant Customer, or otherwise knows of any reason why such Significant Customer (except in connection with the expiration of existing contracts in accordance with their terms), (a) has ceased, or will cease, to use the products or services of the Company, (b) has substantially reduced, or will substantially reduce, the use of such products or services at any time or (c) will otherwise materially and adversely modify its business relationship with the Company. “Significant Customer” means any customer, or group of affiliated customers, that account for more than 2% of the gross revenues of the business since January 1, 2006.
     3.12 Tax Matters. Except as set forth in Schedule 3.12:
     (a) The Company has timely filed all Tax Returns (as such term is hereinafter defined) required to have been filed and have timely paid all Taxes that are due and payable, whether or not shown on such Tax Returns. Each such Tax Return was true, correct and complete in all material respects and accurately reflected the taxable income of the Company. The provision for Taxes reflected on the face of the Balance Sheet is adequate to cover all Tax liabilities of the Company, whether or not disputed, with respect to any taxable period (or portion thereof) ending on or before the Balance Sheet Date and nothing has occurred subsequent to that date to make any of such accruals inadequate. All Taxes related to taxable periods subsequent to the Balance Sheet Date have been paid or are adequately reserved for on the books of the Company.
     (b) There have been no waivers or extensions of any statute of limitations filed with any governmental authority responsible for assessing or collecting Taxes in respect of any Tax Return of the Company, and no agreements to an extension of time with respect to a tax assessment or deficiency.
     (c) There are no current, pending or, to the Stockholder’s knowledge, threatened claims, assessments, notices, proposals to assess, deficiencies or audits with respect to any Taxes of the Company. No governmental entity with respect to which the Company does not file Tax Returns has claimed that the Company is or may be subject to taxation by that governmental entity.
     (d) Taxes which the Company is required by law to withhold or collect have been withheld or collected and have been paid over to the proper governmental entity or are properly held by the Company for such payment, and all withholdings, collections or other payments payable in connection therewith are fully reflected or disclosed in the Financial Statements as at such dates and for the periods then ended. All such Taxes are and will be so withheld, collected, paid over or held for payment as of the date of this Agreement and the Closing Date.
     (e) Schedule 3.12(e) contains a list of states, territories and jurisdictions (whether foreign or domestic) in which the Company has filed Tax Returns.
     (f) There are no Encumbrances for Taxes on the Company’s assets.

     (g) The Company is not a party to any Tax sharing or Tax allocation agreement or any other agreement with any person or entity pursuant to which the Company would have an obligation to pay Taxes of another person following the Closing.
     (h) The Company has never (i) filed any consent under Section 341(f) of the Code, (ii) joined in or been required to join in filing a consolidated or combined federal, foreign, state or local income Tax Return, (iii) been the subject of a Tax ruling or closing agreement with respect to any Tax matter that has continuing effect after Closing. The Company has never agreed to make, nor is the Company required to make, any adjustment under Section 481 of the Code (or similar provision of state, local or foreign tax law) by reason of a change in accounting method or otherwise. The Company does not own an interest in any entity characterized as a partnership for federal income tax purposes.
     (i) The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. The Company has not invested in any entity or entered into any arrangement that is a “tax shelter” within the meaning of Section 6662(d)(2)(C) of the Code or that has been described in any list or announcement published pursuant to Section 6662(d)(2)(D) of the Code.
     (j) Neither the Company nor the Stockholder is a foreign person within the meaning of Sections 897 and 1445 of the Code.
     (k) The Company has not been the “distributing corporation” or the “controlled corporation” within the meaning of Section 355(a) of the Code.
     (l) The Company is not a party to any agreement (including this Agreement), contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any similar provision of state, local or foreign Tax law).
As used in this Agreement: (i) “Tax” means any of the Taxes, and “Taxes” means all income taxes (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings, or profits) and all gross receipts, estimated, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, or windfall profit taxes, environment, alternative, or add-on minimum taxes, custom duties or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any federal, state, local, and foreign governmental entity or other authority (individually or collectively, “Taxing Authority”) on or with respect to the Company or its properties or assets, and (ii) “Tax Return” means any return, report, information return or other document (including any related or supporting information or any amended return) filed or required to be filed with any Taxing Authority or other authority in connection with the determination, assessment, or collection of any Tax paid or payable by or with respect to the Company or its properties or assets or the administration of any laws, regulations, or administrative requirements relating to any such Tax. “Code” means the Internal Revenue Code of 1986, as amended.
     3.13 Real Estate Leases.
     (a) Schedule 3.13(a)(i) sets forth a true, correct and complete list of all leases and subleases (the “Leases”) of real property to which the Company is a party (collectively, the “Leased Real Property”). Except as set forth in Schedule 3.13(a)(ii), the Company does not operate its business at any location other than those listed as Leased Real Properties on Schedule 3.13(a)(i). True, correct and complete copies of all Leases and all amendments, modifications and supplemental agreements thereto have previously been delivered by the Company to Buyer. The Leases are in full force and effect and are binding and enforceable against the Company and, to the knowledge of the Company and the Stockholder, each of the other parties thereto, in accordance with their respective terms and have not been modified or amended since the date of delivery to Buyer. No party to any Lease has sent written notice to the other claiming that such party is in default thereunder and that such default remains uncured. To the knowledge of the Stockholder, there has not occurred any event which would constitute a breach of or default in the performance of any covenant, agreement or condition contained in any Lease, nor has there occurred any event which with the passage of time or the giving of notice or both would constitute such a breach or default, except for breaches or defaults that are not material. To the knowledge of the Stockholder, there is no current or pending event or circumstance that would permit the termination of any of the Leases or the increase of any obligations, liabilities or restrictions of the Company under the Leases. No construction, alteration or other leasehold improvement work with respect to any of the Leases remains to be paid for or to be performed by the Company. The Company does not have any obligations to provide deposits, letters of credit or other credit enhancements to retain its rights under the Leases or otherwise operate its business at the Leased Real Properties.
     (b) The Company presently enjoys peaceful and undisturbed possession of its Leased Real Property sufficient for current use and operations. Neither the Company, the Stockholder nor, to the Stockholder’s knowledge, any landlord of any Leased Real Property (“Landlord”) have received written notice of any material eminent domain, condemnation or other similar proceedings pending or, to the Stockholder’s knowledge, threatened against the Company or Landlord with respect to, or otherwise affecting any portion of, the Leased Real Property. The current use of the Leased Real Property in the conduct of the Company’s business does not violate any Lease. There is no violation of any covenant, condition, restriction, easement or order of any governmental authority having jurisdiction over the Leased Real Property or the use or occupancy thereof, except for such violations as would not materially interfere with the continued use and operations of the property to which they relate or materially adversely affect the value thereof for its current use. The Leased Real Property is in compliance in all material respects with all applicable building, zoning, subdivision, health and safety and other land use and similar applicable laws, rules and regulations, permits, licenses and certificates of occupancy affecting the Leased Real Property, and neither the Company nor the Stockholder, or to the Stockholder’s knowledge the Landlord, have received any notice of any violation or claimed violation by any of them of any such laws, rules and regulations with respect to the Leased Real Property which have not been resolved or for which any obligation of the Company remains to be fulfilled, including but not limited to payments of monetary damages, fines or penalties, or completion of any remedial or corrective measures. The Leased Real Property is adequately served by proper utilities, sufficient parking and other building services necessary for its current use and for compliance with all applicable laws, rules, regulations, permits, licenses and certificates of occupancy.
     (c) No security deposit or portion thereof deposited with respect to such Leased Real Property has been applied in respect of a breach or default under such Lease that has not been redeposited in full and the Company does not owe any brokerage or commission fees with respect to any such Lease.
     3.14 Real Property. The Company does not own any real property.
     3.15 Intellectual Property.
     (a) Schedule 3.15 lists (i) the federal registration number and the date of registration of or application for patents and trademarks and of other marks, trade names, brand names, domain names, URLs or other trade rights currently owned or used by the Company and applications therefor and sets forth the owner of the item and the jurisdictions in which the item is issued or registered, (ii) all of the copyrights currently owned or used by the Company, (iii) all applications by the Company for any of the foregoing, and (iv) all other marks, trade names, brand names and other trade rights (collectively, the “Intellectual Property”). Schedule 3.15 also contains a true and complete list of all material agreements between each employee of the Company and the Company relating to confidential information of the Company relating to the business, including patents, trademarks, service marks, trade names, and copyrights, and the ownership of any intellectual property developed by such employee under the scope of his or her employment. No other patents, trademarks, trade names, service marks or copyrights are reasonably necessary for the conduct of the business in substantially the same manner as presently operated by the Company.
     (b) The Company owns or has the right to use pursuant to valid licenses, sublicenses, agreements or permissions all items of Intellectual Property necessary for the operation of the business as presently conducted.
     (c) Except as set forth in Schedule 3.15(c), the Company has not received any written notice alleging that the Company, in the operation of the business, has infringed upon any intellectual property rights of third parties. To the knowledge of the Company and the Stockholder, no third party has infringed upon any Intellectual Property rights of the Company that are material to the business.
     (d) With respect to each such item of Intellectual Property identified on Schedule 3.15: (i) the Company possesses all right, title and interest in and to the item, free and clear of any Encumbrance and (ii) no proceeding is pending or, the knowledge of the Company and the Stockholder, threatened which challenges the legality, validity, enforceability, use or ownership of the item.
     (e) Schedule 3.15 identifies each material item of Intellectual Property that any third party owns and that the Company uses in the business pursuant to a license, sublicense, agreement or with permission. The Company has made available to Buyer copies of all such licenses, sublicenses, agreements and permissions, each as amended to date. With respect to each such item identified on Schedule 3.15: (i) the license, sublicense, agreement or permission covering the item is in full force and effect; (ii) neither the Company nor the Stockholder has received written notice regarding any actual or alleged material breach, violation or failure to comply with any such license, sublicense, agreement or permission; (iii) the Stockholder does not have knowledge of any material breach, violation or failure to comply under any such license, sublicense, agreement or permission by the other party or parties thereto; (iv) to the knowledge of the Stockholder, no proceeding is pending or threatened which challenges the legality, validity or enforceability of the underlying item of Intellectual Property; and (v) the Company has not granted any sublicense or similar right with respect to the license, sublicense, agreement or permission.
     (f) All of the computer software used in the business is fully and adequately documented in accordance with industry standards and performs in material conformance with the applicable documentation or specifications for such software. The Company has taken commercially reasonable steps, including periodic testing or screening, to ensure that the computer software owned, licensed or used by them does not contain any viruses, “worms,” cancelbots, disabling or malicious code, or other anomalies that would materially impair the functionality of the computer software.
     3.16 [Reserved].
     3.17 Contracts. Except as set forth in Schedule 3.17, the Company does not have any material lease, contract or commitment of any kind, oral or written, formal or informal (including, without limitation, any mortgages, security agreements, agreements relating to the borrowing of money, employment agreements, collective bargaining agreements, powers of attorney, distribution arrangements, patent license agreements, contracts or orders for future purchase or delivery of goods or rendition of services, non-competition or non-solicitation agreements, bonus, deferred compensation, pension or retirement plans, accrued vacation pay and group insurance and welfare arrangements). Except as set forth in Schedule 3.17, the Company is not a party to any employment agreement, nor has it issued any letter relating to employment, which provides for any increase in compensation (including severance pay) based on a change in control or a sale of stock involving the Company. All leases, contracts and other commitments to which the Company is a party or by which it is bound are in full force and effect; the Company and, to the knowledge of the Stockholder, all other parties to such leases, contracts and other commitments have complied with the provisions thereof; neither the Company nor, to the knowledge of the Stockholder, any other party is in default under any of the terms thereof; and no event has occurred that with the passage of time or the giving of notice or both would constitute a default by the Company or, to the knowledge of the Stockholder, any other party under any provision thereof. Except as listed on Schedule 3.17, no contract requires the consent or approval of any third party in connection with the transactions contemplated hereby.
     3.18 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.
     3.19 Environmental Matters.
     (a) Except as set forth on Schedule 3.19, the Company, to the Stockholder’s knowledge, has complied in all material respects with all applicable Environmental Laws, as such term is defined below. To the knowledge of the Stockholder, there are no events, conditions, circumstances, activities, practices, incidents, or actions that may reasonably be expected to give rise to any common law or statutory liability or otherwise form the basis of any Legal Proceeding, Order, remedial or responsive action, or study that would have a Material Adverse Effect based upon or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any pollutants, contaminants, chemicals or Hazardous Substances. The Company, to the Stockholder’s knowledge, has not received any written request for information or been notified in writing that it is a potentially responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., or any similar state law. To the knowledge of the Stockholder, no written notice, notification, demand, request for information, citation, summons, complaint or order has been issued or filed, no penalty has been assessed, no claim has been made, and no investigation is pending or, to the knowledge of the Stockholder threatened by any Governmental or Regulatory Authority or other Person in each case that would reasonably be expected to have a material adverse effect upon the Company or Leased Real Property with respect to any (i) alleged violation by the Company of any Environmental Law or (ii) alleged failure by the Company to have any Permit required by any Environmental Law. There have been no discharges, emissions or releases of Hazardous Substances which, to the knowledge of the Stockholder, are or were reportable by either the Company or the Stockholder under any Environmental Law.
     (b) There has been no material environmental investigation, study, audit, test, review or other environmental analysis (including any Phase I environmental assessments) conducted by the Stockholder or the Company in relation to any Leased Real Property which has not been delivered or made available to Buyer prior to the date hereof (if any). To the knowledge of the Stockholder, there is no (i) asbestos contained in or forming a part of any building, structure or improvement comprising a part of any of the Leased Real Property, (ii) polychlorinated byphenyls (PCBs) present, in use or stored on the Leased Property, (iii) underground storage tanks in use on or under the Leased Property and (iv) radon gas or the presence of radioactive decay products of radon present on any of the Leased Real Property, at levels beyond the minimum safe levels for such gas or products prescribed by applicable Environmental Laws.
     (c) “Environmental Laws”, as used herein, shall mean all laws applicable to the Company or the Stockholder relating to pollution or protection of the environment

(including, without limitation, ambient air, surface water, groundwater, land, or surface or subsurface strata) including, without limitation, laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or Hazardous Substances into the environment and laws relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any of the foregoing including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 9601 et seq., and the rules and regulations promulgated thereunder, in effect as of the date of this Agreement.
     (d) “Hazardous Substances”, as used herein, shall mean any asbestos containing materials, mono and polychlorinated biphenyls, urea formaldehyde products, radon, radioactive materials, any “hazardous substance”, “hazardous waste”, “pollutant”, “toxic pollutant”, “oil” or “contaminant” as used in, or defined pursuant to any Environmental Law, and any other derivatives, the use, transport, disposal, storage, treatment, recycling, handling, discharge, release, threatened release, discharge or
     3.20 Employee Benefit Plans. Each employee benefit plan (the “Benefit Plans”) of the Company has been furnished to Buyer and has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (foreign and domestic), including (without limitation) Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Code which are applicable to such Benefit Plans. Each Benefit Plan with access to individually identifiable health information has fully complied with the Health Insurance Portability and Accountability Act of 1996 rules. To the knowledge of the Stockholder, there are no pending or threatened actions, claims or proceedings against any Benefit Plan or its assets, plan sponsor, plan administrator or fiduciaries with respect to the operation of such Benefit Plan (other than routine benefit claims). To the knowledge of the Stockholder, there are no audits, inquiries or proceedings pending or threatened by the Internal Revenue Service (the “IRS”), Department of Labor or other governmental entity with respect to any Benefit Plan. The Company has no obligations, under funded commitments, compensation or bonuses due, or other amounts owing to any of its employees or former employees pursuant to any of the Company’s employee benefit plans. All contributions to, and payments from, the Benefit Plans that were required to be made in accordance with the terms of the Benefit Plans and applicable law have been duly and timely made. All such contributions to the Benefit Plans, and all payments under the Benefit Plans, except those to be made from a trust qualified under Section 401(a) of the Code, for any period ending before the Closing Date that are not yet, but will be, required to be made are properly provided for in the most recent of the Financial Statements. All reports, returns and similar documents with respect to the Benefit Plans required to be filed with any governmental agency or distributed to any Benefit Plan participant have been duly and timely filed or distributed. All of the Benefit Plans which are pension benefit plans have received, or timely applied for, determination letters from the IRS to the effect that such plans are qualified and exempt from federal income Taxes under Sections 401(a) and 501(a) of the Code; and no determination letter with respect to any Benefit Plan has been revoked nor, to the Stockholder’s knowledge, has revocation been threatened, nor has any Benefit Plan been amended or failed to be amended since the date of its most recent determination letter or application therefor in any respect which would adversely affect its qualification or materially increase its cost.
     3.21 Employees and Employee Relations. Schedule 3.21 contains a true and complete list of (i) the names, titles and compensation of all current officers and employees of the Company who devote substantially all of their time to the business of the Company during the most recent calendar year and (ii) all written and oral (with a short description thereof) arrangements or contracts relating to employment, compensation, bonuses, severance, pension and other related issues and collective bargaining agreements to which the Company is a party or by which the Company is bound. All these contracts and arrangements are in full force and effect, and neither the Company nor, to the knowledge of the Stockholder, any other person is in default under any such contract or arrangement. There are no facts or conditions which, with the passage of time or upon notice, will result in a default by the Company, or to the knowledge of the Stockholder, any other person, under these contracts or arrangements. There is no pending or, to the knowledge of the Stockholder, threatened labor dispute, strike, or work stoppage affecting the Company or the business. The Company has been and is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, unemployment insurance, worker’s compensation, equal employment opportunity, employment discrimination and immigration control. Except for any non-compliance or practices arising in the ordinary course which are immaterial, there are no outstanding claims against the Company (whether under regulation, contract, policy or otherwise) asserted by or on behalf of any present or former employee or job applicant of the Company on account of or for (i) overtime pay, other than overtime pay for work done in the current payroll period, (ii) wages or salary for a period other than the current payroll period, (iii) any amount of vacation pay or pay in lieu of vacation time off, other than vacation time off or pay in lieu thereof earned in or in respect of the current fiscal year, (iv) any amount of severance pay or similar benefits, (v) unemployment insurance benefits, (vi) workers’ compensation or disability benefits, (vii) any violation of any statute, ordinance, order, rule or regulation relating to employment terminations or layoffs, (viii) any violation of any statute, ordinance, order, rule or regulation relating to employee “whistleblower” or “right-to-know” rights and protections, (ix) any violation of any statute, ordinance, order, rule or regulation relating to the employment obligations of federal contractors or subcontractors or (x) any violation of any regulation relating to minimum wages or maximum hours of work, and the Stockholder is not aware of any such claims which have not been asserted. No person (including any governmental body) has asserted or, to the knowledge of the Stockholder, threatened any claims against the Company under or arising out of any regulation relating to discrimination or occupational safety in employment or employment practices. The Company is not a party to or otherwise bound by any collective bargaining agreement or other contract with a labor union or labor organization, nor, to the knowledge of the Stockholder, is the Company the subject of any material proceeding asserting that the Company has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the knowledge of the Stockholder, threatened any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company. To the knowledge of the Stockholder, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made involving employees of the Company.

     3.22 Compliance with Laws. The Company and the Stockholder have complied with all, and are not in violation of any, applicable laws, permits and orders affecting the Company’s properties, the operation of the business or its assets, except for any such non-compliance or violation which would not have a Material Adverse Effect (as defined in Section 3.29).
     3.23 Consents. No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any other person is required to be obtained or made by or with respect to the Company or the Stockholder in connection with (i) the execution and delivery of this Agreement, the Ancillary Agreements or the consummation of the transactions contemplated hereby, or (ii) the conduct by Buyer of the business following the Closing as conducted on the date hereof other than (A) the consents and approvals disclosed on Schedule 3.23 and (B) such other consents or approvals the failure of which to obtain would not have a Material Adverse Effect.
     3.24 Conduct of Business. Except as set forth on Schedule 3.24, since the Balance Sheet Date, the Company and the Stockholder have conducted the business of the Company only in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing sentence, since the Balance Sheet Date, there has not been:
     (a) any change in the condition (financial or otherwise), assets, liabilities, prospects, net worth, earning power or business of the Company, except changes in the ordinary course of business, none of which, individually or in the aggregate, has been or will be materially adverse to the Company;
     (b) any damage, destruction or loss, whether or not covered by insurance, adversely affecting the properties, business or prospects of the Company, or any material deterioration in the operating condition of the assets of the Company;
     (c) any Encumbrance of any kind on any of the assets, tangible or intangible, of the Company;
     (d) any strike, walkout, labor trouble or any other new or continued event, development or condition of any character which has or could have a Material Adverse Effect;
     (e) any declaration, setting aside or payment of a dividend or other distribution in respect of any of the equity interests of the Company, or the direct or indirect repurchase or other acquisition of equity interests of the Company or any grant or issuance of any equity interests, option, warrant or other right to purchase or acquire such equity interests or securities convertible into or exchangeable for such equity interests;
     (f) any increase in the salaries or other compensation payable or to become payable to, or any advance (excluding advances for ordinary business expenses) or loan to, any officer, director, or employee of the Company, or any increase in, or any addition to, other benefits (including without limitation any bonus, profit sharing, pension or other plan) to which any of its officers, directors, or employees may be entitled, or any payments to any pension, retirement, profit sharing, bonus or similar plan except such increases or payments in the ordinary course of business and consistent with past practice made pursuant to the Benefit Plans, or any other payment of any kind to or on behalf of any such officer, director, or employee;
     (g) any making or authorization of any capital expenditures in excess of $50,000 in the aggregate;
     (h) any cancellation or waiver of any right material to the operation of the business of the Company or any cancellation or waiver of any debts or claims of substantial value or any cancellation or waiver of any debts or claims against the Stockholder or its respective affiliates;
     (i) any sale, transfer or other disposition of any assets of the Company, except sales of inventory in the ordinary course of business;
     (j) any payment, discharge or satisfaction of any liability or obligation (whether accrued, absolute, contingent or otherwise) by the Company, other than the payment, discharge or satisfaction, in the ordinary course of business, of liabilities or obligations shown or reflected on the Balance Sheet or incurred in the ordinary course of business since the Balance Sheet Date;
     (k) any adverse change or any threat of any adverse change in the Company’s relations with, or any loss or threat of loss of, or threat of loss of, any of the Company’s suppliers, clients, referral sources or customers;
     (l) any write-offs as uncollectible of any notes or accounts receivable of the Company or write-downs of the value of any assets or inventory by the Company other than immaterial amounts;
     (m) any change by the Company in any method of accounting or keeping its books of account or accounting practices including any changes in the assumptions underlying or method of calculating bad debt or other reserves of the Company, or any change or modification in the Company’s existing credit, collection or payment policies, procedures and practices with respect to accounts receivable and accounts payable, including without limitation, acceleration of collections of receivables, failure to make or delay in making collections of receivables (whether or not past due), acceleration of payment of payables or failure to pay or delay in payment of payables;
     (n) any creation, incurrence, assumption or guarantee by the Company of any obligations or liabilities (whether absolute, accrued, contingent or otherwise and whether due or to become due), except in the ordinary course of business, or any creation, incurrence, assumption or guarantee by the Company of any indebtedness for money borrowed;
     (o) any payment, loan or advance of any amount to or in respect of, or the sale, transfer or lease of any properties or assets (whether real, personal or mixed, tangible or intangible) to, or entering into of any agreement, arrangement or transaction with, the Stockholder or its affiliates;
     (p) any disposition of or failure to keep in effect any rights in, to or for the use of any patent, trademark, service mark, trade name or copyright, or any disclosure to any person not an employee or other disposal of any trade secret, process or know-how;
     (q) any material Tax election (or revocation of a Tax election), except in a manner consistent with past practice, any change in any method of accounting for Tax purposes, or any settlement or compromise of any material Tax liability;
     (r) any transaction, agreement or event outside the ordinary course of the Company’s business or inconsistent with past practice, including, but not limited to, any agreement by the Company or any affiliate thereof to compensate any employee of the Company in any manner upon or with respect to the consummation of the transactions contemplated at Closing;
     (s) any change, modification, cancellation or termination of any agreement or contract involving the payment by or to the Company of more than $50,000 in any twelve-month period other than in the ordinary course of business; or
     (t) any transaction, agreement or event to which the Company is a party or a participant outside the ordinary course of the Company’s business or inconsistent with past practice relating to the business which could reasonably be anticipated to result in a Material Adverse Effect.
     3.25 Books and Records. The books of account and other financial records of the Company related to its business, all of which have been made available to Buyer, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices. The Company maintains an adequate system of internal controls with respect to the business and has disclosed to Buyer in writing all significant deficiencies and material weaknesses identified in or by such system.
     3.26 Insurance. Schedule 3.26 sets forth a list of all policies of insurance, of which the Company is the owner, insured or beneficiary (specifying the insurer, type of coverage, type of insurance amount of coverage, deductible, premium rate, cash value if any, expiration date and any pending claims thereunder), true, correct and complete copies of which have been delivered to Buyer. All such policies are in full force and effect. The Company has paid-in-full all premiums due on such policies. There is no material default with respect to any provision contained in any such policy. There are no outstanding unpaid premiums or claims under such policies. No notice of cancellation or non-renewal with respect to, or disallowance of any claim under, any such policy has been received by the Company. The Company has not been refused any insurance, nor has its coverage been limited by any insurance carrier to which it applied for insurance or with which it has carried insurance during the last three years. Each such insurance policy identified therein is and shall remain in full force and effect with respect to the business until, and on and as of, the Closing Date. Schedule 3.26 describes, with respect to the business

(i) any self-insurance arrangement by or affecting the Company, including any reserves established thereunder, and (ii) all obligations of the Company to provide insurance coverage to third parties (for example, under leases or service agreements) and identifies the policy under which such coverage is provided.
     3.27 Investment Company. The Company is not an “investment company” as defined under the Investment Company Act of 1940, as amended.
     3.28 Broker’s Fees. Neither the Company nor the Stockholder nor any of their affiliates has any liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement except to Tremont Capital Group, Inc.
     3.29 Disclosure. None of the representations and warranties made by the Stockholder in this Agreement, or by the Stockholder or the Company in any Ancillary Agreement, and no statement, certificate or other document or instrument furnished to Buyer contains or will contain any untrue statement of a material fact, or omits to state any material fact necessary to make the statements contained in this Agreement not misleading. There is no fact known to the Company or the Stockholder which materially adversely affects, individually or in the aggregate, the condition (financial or otherwise), assets, liabilities, business, or operations of the Company’s business or the ability of the Stockholder to consummate the transactions contemplated hereby (a “Material Adverse Effect”) that has not been set forth herein or heretofore communicated to Buyer in writing pursuant hereto.
     3.30 Enforceability. Whenever in this Agreement a representation is made as to the enforceability of any contract, lease or agreement, such representation of enforceability shall be subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.
ARTICLE IV
Representations and Warranties of Buyer
     Except as disclosed in the attached Schedules, Buyer hereby represents and warrants to the Stockholder as follows:
     4.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon and has all requisite corporate power to consummate the transactions contemplated herein.
     4.2 Authorization of Transaction. Buyer has full power and authority to enter into and perform this Agreement and the Ancillary Agreements. The execution and delivery of this Agreement and each the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby has been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been executed and delivered by a duly authorized officer of Buyer and is a valid and binding agreement of Buyer, enforceable against it in accordance with its terms.
     4.3 No Violation. Neither the execution and delivery of this Agreement and the Ancillary Agreements nor the consummation by Buyer of the transactions herein and therein contemplated, will conflict with or result in a breach of any of the terms, conditions or provisions of the articles of incorporation or bylaws of Buyer or of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or any governmental authority or of any arbitration award applicable to Buyer.
     4.4 Transaction Approval. No approval, including any regulatory approval, is required for Buyer to consummate the transactions contemplated by this Agreement, other than as set forth on Schedule 4.4, and Buyer has no reason to believe that all such approvals cannot be obtained with the time frame set forth in this Agreement.
     4.5 Broker’s Fees. Buyer does not have any liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement, except Tremont Capital Group, Inc.
     4.6 Capitalization. As of the date of this Agreement, the authorized capital stock of Buyer consists of 50,000,000 shares of Common Stock, of which 17,213,226 shares are outstanding. All of the outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable. Except as set forth on Schedule 4.6, there are no outstanding options, warrants or other rights in or with respect to the unissued shares of Common Stock nor any securities convertible into such stock, and Buyer is not obligated to issue any additional shares of its common stock or any additional options, warrants or other rights in or with respect to the unissued shares of such stock or any other securities convertible into such stock.
     4.7 Reports and Filings. Other than as set forth on Schedule 4.7, Buyer has filed all required reports, proxy statements, schedules, registration statements and other documents with the SEC since at least December 31, 2004 (the “SEC Documents”). As of their respective dates of filing with the SEC (or, if amended, supplemented or superseded by a filing prior to the date hereof, as of the date of such filing), the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Documents, and none of the SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
     4.8 Consents. Except as set forth on Schedule 4.8 hereof, no consent, approval, or exemption by, or filing with, any governmental authority is required to be obtained or made by Buyer in connection with the execution, delivery and performance by Buyer of this Agreement or any Ancillary Agreement to which Buyer is a party or the taking by Buyer of any other action contemplated hereby or thereby.
     4.9 Disclosure. No representation or warranty made by Buyer in this Agreement, or any of the Ancillary Agreements, and no statement, certificate or other document or instrument furnished to the Stockholder pursuant to this Agreement or in connection with the consummation of the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein and therein not misleading.
     4.10 No Undisclosed Liabilities. Buyer has no Undisclosed Liability except (a) to the extent reflected as a liability on its balance sheet as of December 31, 2007 or otherwise reflected or disclosed in the SEC Documents, (b) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2007 and fully reflected as liabilities on Buyer’s financial statements and books of account, none of which, individually or in the aggregate, has been materially adverse and (c) liabilities disclosed in Schedule 4.10.
     4.11 Litigation. Except as set forth in Schedule 4.11, there are no claims, actions, suits, inquiries, investigations or proceedings pending or, to the knowledge of Buyer, threatened against or affecting Buyer or any of its assets, or affecting the Buyer Common Stock or Buyer’s rights thereto, at law or in equity, by or before any court or governmental department, agency or instrumentality, and there is no basis for any such action, suit, investigation or proceeding. There are presently no outstanding judgments, decrees or orders of any court or any governmental or administrative agency against or affecting Buyer or any of its assets or businesses, or affecting the Buyer Common Stock or Buyer’s rights thereto. Buyer has provided Stockholder with a list setting forth a general description of settlements occurring since January 1, 2004 regarding actual or threatened lawsuits (excluding worker’s compensation claims) binding on Buyer.
     4.12 Environmental Matters. Except as set forth on Schedule 4.12, to Buyer’s knowledge (a) the operation of its business is in full compliance with all applicable Environmental Laws; (b) all Hazardous Substances have been and are being used by Buyer in compliance with applicable Environmental Laws, and (c) there is not on, in or under the premises upon which its business is operated any underground storage tanks, asbestos-containing materials, polychlorinated biphenyls or radioactive substances.
     4.13 Employee Benefit Plans. The Benefit Plans of Buyer have been furnished to the Stockholder and have been maintained and administered in all material respects in compliance with their terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (foreign and domestic), including (without limitation) ERISA and the Code which are applicable to such Benefit Plans. Each Benefit Plan with access to individually identifiable health information has fully complied with the Health Insurance Portability and Accountability Act of 1996 rules. To the knowledge of Buyer, there are no pending or threatened actions, claims or proceedings against any Benefit Plan or its assets, plan sponsor, plan administrator or fiduciaries with respect to the operation of such Benefit Plan (other than routine benefit claims). To the knowledge of Buyer, there are no audits, inquiries or proceedings pending or threatened by the IRS, Department of Labor or other governmental entity with respect to any Benefit Plan. Buyer has no obligations, under funded commitments, compensation or bonuses due, or other amounts owing to any of its employees or former employees pursuant to any of Buyer’s employee benefit plans. All contributions to, and payments from, the Benefit Plans that were required to be made in accordance with the terms of the Benefit Plans and applicable law have been duly and timely made. All such contributions to the Benefit Plans, and all payments under the Benefit Plans, except those to be made from a trust qualified under Section 401(a) of the

Code, for any period ending before the Closing Date that are not yet, but will be, required to be made are properly provided for in the most recent of the financial statements. All reports, returns and similar documents with respect to the Benefit Plans required to be filed with any governmental agency or distributed to any Benefit Plan participant have been duly and timely filed or distributed. All of the Benefit Plans which are pension benefit plans have received, or timely applied for, determination letters from the IRS to the effect that such plans are qualified and exempt from federal income Taxes under Sections 401(a) and 501(a) of the Code; and no determination letter with respect to any Benefit Plan has been revoked nor, to the best of Buyer’s knowledge, has revocation been threatened, nor has any Benefit Plan been amended or failed to be amended since the date of its most recent determination letter or application therefor in any respect which would adversely affect its qualification or materially increase its cost.
     4.14 Compliance with Laws. Buyer has complied with all, and is not in violation of any, applicable laws, permits and orders affecting Buyer’s properties, the operation of its business or its assets, except for any such non-compliance or violation which would not have a Material Adverse Effect (as defined in Section 3.29).
     4.15 Consents. No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any other person is required to be obtained or made by or with respect to the Company in connection with (i) the execution and delivery of this Agreement, the Ancillary Agreements or the consummation of the transactions contemplated hereby, or (ii) the conduct by Buyer of its business following the Closing as conducted on the date hereof other than (A) the consents and approvals disclosed on Schedule 3.23 and (B) such other consents or approvals the failure of which to obtain would not have a Material Adverse Effect.
     4.16 Conduct of Business. Except as set forth on Schedule 4.16 or as set forth in Buyer’s Form 10-K for the year ended December 31, 2007, since December 31, 2007, Buyer has conducted its business only in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing sentence, since December 31, 2007, there has not been:
     (a) any change in the condition (financial or otherwise), assets, liabilities, prospects, net worth, earning power or business of Buyer, except changes in the ordinary course of business, none of which, individually or in the aggregate, has been or will be materially adverse to Buyer;
     (b) any damage, destruction or loss, whether or not covered by insurance, adversely affecting the properties, business or prospects of Buyer, or any material deterioration in the operating condition of the assets of Buyer;
     (c) any Encumbrance of any kind on any of the assets, tangible or intangible, of Buyer;
     (d) any strike, walkout, labor trouble or any other new or continued event, development or condition of any character which has or could materially adversely affect the business, properties or prospects of Buyer;

     (e) any declaration, setting aside or payment of a dividend or other distribution in respect of any of the equity interests of Buyer, or the direct or indirect repurchase or other acquisition of equity interests of Buyer or any grant or issuance of any equity interests, options, warrants or other right to purchase or acquire such equity interests or securities convertible into or exchangeable for such equity interests;
     (f) any increase in the salaries or other compensation payable or to become payable to, or any advance (excluding advances for ordinary business expenses) or loan to, any officer, director, or employee of Buyer, or any increase in, or any addition to, other benefits (including without limitation any bonus, profit sharing, pension or other plan) to which any of its officers, directors, or employees may be entitled, or any payments to any pension, retirement, profit sharing, bonus or similar plan except such increases or payments in the ordinary course of business and consistent with past practice made pursuant to the Benefit Plans, or any other payment of any kind to or on behalf of any such officer, director, or employee;
     (g) any making or authorization of any capital expenditures in excess of $50,000 in the aggregate;
     (h) any cancellation or waiver of any right material to the operation of the business of Buyer or any cancellation or waiver of any debts or claims of substantial value;
     (i) any sale, transfer or other disposition of any assets of Buyer, except sales of inventory in the ordinary course of business;
     (j) any payment, discharge or satisfaction of any liability or obligation (whether accrued, absolute, contingent or otherwise) by Buyer, other than the payment, discharge or satisfaction, in the ordinary course of business, of liabilities or obligations shown or reflected on its December 31, 2007 balance sheet or incurred in the ordinary course of business since December 31, 2007;
     (k) any adverse change or any threat of any adverse change in Buyer’s relations with, or any loss or threat of loss of, or threat of loss of, any of Buyer’s suppliers, clients, referral sources or customers;
     (l) any write-offs as uncollectible of any notes or accounts receivable of Buyer or write-downs of the value of any assets or inventory by Buyer other than immaterial amounts;
     (m) any change by Buyer in any method of accounting or keeping its books of account or accounting practices including any changes in the assumptions underlying or method of calculating bad debt or other reserves of Buyer, or any change or modification in Buyer’s existing credit, collection or payment policies, procedures and practices with respect to accounts receivable and accounts payable, including without limitation, acceleration of collections of receivables, failure to make or delay in making collections of receivables (whether or not past due), acceleration of payment of payables or failure to pay or delay in payment of payables;
     (n) any creation, incurrence, assumption or guarantee by Buyer of any obligations or liabilities (whether absolute, accrued, contingent or otherwise and whether due or to become due), except in the ordinary course of business, or any creation, incurrence, assumption or guarantee by Buyer of any indebtedness for money borrowed;
     (o) any disposition of or failure to keep in effect any rights in, to or for the use of any patent, trademark, service mark, trade name or copyright, or any disclosure to any person not an employee or other disposal of any trade secret, process or know-how;
     (p) any material Tax election (or revocation of a Tax election), except in a manner consistent with past practice, any change in any method of accounting for Tax purposes, or any settlement or compromise of any material Tax liability;
     (q) any transaction, agreement or event outside the ordinary course of Buyer’s business or inconsistent with past practice, including, but not limited to, any agreement by Buyer or any affiliate thereof to compensate any employee of Buyer in any manner upon or with respect to the consummation of the transactions contemplated at Closing;
     (r) any change, modification, cancellation or termination of any agreement or contract involving the payment by or to Buyer of more than $50,000 in any twelve-month period other than in the ordinary course of business; or
     (s) any transaction, agreement or event to which Buyer is a party or a participant outside the ordinary course of Buyer’s business or inconsistent with past practice relating to the business which could reasonably be anticipated to result in a Material Adverse Effect.
     4.17 Books and Records. The books of account and other financial records of Buyer related to the business, all of which have been made available to the Stockholder, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices. Except as disclosed in the SEC Documents, Buyer maintains an adequate system of internal controls with respect to the business and has disclosed to the Stockholder all significant deficiencies and material weaknesses identified in or by such system.
     4.18 Enforceability. Whenever in this Agreement a representation is made as to the enforceability of any contract, lease or agreement, such representation of enforceability shall be subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.

ARTICLE V
Additional Covenants and Agreements
     5.1 Cooperation. Subject to the terms and conditions of this Agreement, the parties hereto will use their reasonable best efforts to cooperate with each other in taking any actions, including actions to obtain the required consent of any governmental entity or any third party necessary or helpful to accomplish the transactions contemplated by this Agreement. Notwithstanding the foregoing, the Stockholder shall not permit or authorize the Company to amend or modify any agreement or contract in order to obtain any consents required pursuant to Section 3.23 hereof or otherwise without the prior written consent of Buyer, except for amendments or modifications to agreements or contracts that will not have an adverse operational or economic consequence to Buyer or the Company.
     5.2 Non-Competition, Non-Solicitation and Confidentiality.
     (a) In order that Buyer may enjoy the full benefits of the Company’s business, the Stockholder covenants and agrees that for three (3) years after the date hereof he shall not (i) own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a stockholder, partner, creditor (except as a trade creditor in the ordinary course of business), lender (except as a holder of equity or debt securities in a corporation which has a class of securities that are publicly traded on a stock exchange or on a recognized over-the-counter market, and then only to the extent of owning not more than five percent (5%) of the issued and outstanding debt or equity securities of such corporation), contractor or agent for any person, firm or corporation, or otherwise with, any business that competes with the business of the Company or Buyer in the United States, or (ii) solicit, employ, retain as a consultant, interfere with or attempt to entice away from Buyer or its affiliates, any employee of the Company or Buyer, or (iii) solicit, interfere with or attempt to entice away from Buyer or its affiliates, any person, firm or corporation which has been during the two (2) year period ending on the date hereof or is a customer of Buyer or the Company.
  (b) In addition to the confidentiality policies of Buyer that apply generally to its officers and directors, for three (3) years following the Closing Date, the Stockholder also agrees that he will refrain from disclosing (unless compelled by judicial or administrative process or otherwise required by law) or using any confidential or secret information relating to the business or the assets of the Company.
  (c) The parties acknowledge and agree that the restrictions and covenants contained in this section are reasonable in view of the nature of the business of the Company and Buyer. Notwithstanding anything contained herein to the contrary, if the scope of any restriction or covenant, or the period thereof, contained in this section is found by a court of competent jurisdiction to be too broad to permit enforcement of such restriction or covenant to its full extent, then such restriction or covenant shall be deemed to be modified to the extent necessary in order that any such provision or portion thereof shall be legally enforceable to the maximum extent permitted by law, and further agree that if any part of this Section 5.2 shall be so found or deemed unreasonable, unlawful or unenforceable, such unenforceability shall not affect the remaining portions of this Section 5.2, which shall be fully enforced; and the parties do further agree that any court of competent jurisdiction shall, and the parties do hereby expressly authorize, require and empower any court of competent jurisdiction to, enforce any such provision or portion thereof in order that any such provision or portion thereof shall be enforced to the fullest extent permitted by applicable law.
     (d) Each party to this Agreement agrees that the other party will suffer irreparable damage and harm and will not have an adequate remedy at law in the event of any breach by it of any covenant of this Agreement. Accordingly, in the event of such a breach or of a threatened or attempted breach, in addition to all other remedies to which the applicable party is entitled to at law, the non-breaching party shall be entitled to a temporary and permanent injunction (without the necessity of showing any actual damage) or a decree of specific performance of the provisions hereof, and no bond or other security shall be required in that connection. The remedies described in this Section 5.2(d) shall not be exhaustive and shall be in addition to all other remedies that a party may have at law, in equity or otherwise.
     (e) In the event that Buyer defaults on its payments under the Promissory Note, and after the expiration of all applicable grace periods, the Stockholder’s obligations under Section 5.2(a) shall be suspended for so long as the default shall continue; provided that if the Stockholder exercises his rights and remedies under the Promissory Note and/or the Pledge Agreement in connection with any such payment default, the Stockholder’s obligations under Section 5.2(a) shall terminate.
     5.3 Resignations. At the Closing, the Stockholder will cause to be delivered to Buyer written resignations of each officer or director of the Company as to which such resignation has been requested by Buyer.
     5.4 [Reserved]
     5.5 Business Relationships. The Stockholder shall not take any action the intent of which is to diminish the value of the business after the Closing or interfere with the business following the Closing, including disparaging the name or business of Buyer.
     5.6 [Reserved]
     5.7 Covenants Relating to the Conduct of Business. Except for matters permitted or contemplated by this Agreement, from the date of this Agreement to the Closing Date, the Stockholder agrees to cause the Company to conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and to use commercially reasonable efforts to keep available the services of the employees employed by the Company and keep its relationships with program managers, customers, suppliers, licensors, licensees, distributors and others having business dealings with the business to the end that its goodwill and ongoing business shall be unimpaired at the Closing Date. The Stockholder will cause the Company to maintain in full force and effect the policies of insurance listed on Schedule 3.26, subject only to variations required by the ordinary operations of its business, or else will obtain, prior to the lapse of any such policy, substantially similar coverage with insurers of recognized standing. In addition, and without limiting the generality of the foregoing, except for matters permitted or contemplated by this Agreement, from the date of this Agreement to the Closing Date, the Stockholder agrees that it shall not permit or cause the Company to undertake any of the following actions with respect to its business without the prior written consent of Buyer:
     (a) acquire or agree to acquire or lease any assets for use in connection with the business that are material, individually or in the aggregate, to the business, except purchases in the ordinary course of business consistent with past practice;
     (b) grant to any employee any increase in compensation, bonus or severance, other than in the ordinary course of business in reasonable amounts consistent with past practice;
     (c) make any change in accounting methods, elections concerning taxes or tax returns, principles or practices affecting the reported combined consolidated assets, liabilities or results of operations of the business;
     (d) sell, lease, sublease, assign, license, pledge, terminate or otherwise dispose of or subject to any Encumbrance any properties or assets of the business;
     (e) amend, terminate, or cause a default under any existing contract;
     (f) (i) waive any claims or rights related to the business or (ii) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company is a party and relating to the business or any of the products of the business;
     (g) other than in the ordinary course of business, make or commit to make any capital expenditure;
     (h) enter into any contracts related to the Intellectual Property;
     (i) enter into any material agreement or any agreement restricting the Company’s ability to conduct the business;
     (j) intentionally take any action or omit to take any actions which action or omission would result in a breach or inaccuracy of any of its representations and warranties contained herein in any material respect at, or as of any time prior to the Closing; and
     (k) authorize any of, or commit or agree to take any of, the foregoing actions.
     5.8 Right of Inspection; Access to Books and Personnel.
     (a) The Stockholder shall cause the Company and each of the Company’s officers, directors, employees, internal and outside auditors and agents to afford to Buyer and its officers, directors, employees, auditors, agents and lenders the right at any time prior to the Closing, on reasonable notice during normal business hours, access to the Company’s employees, auditors, agents, facilities, books and records as Buyer reasonably shall deem necessary or desirable and subject to such reasonable restrictions as the Company may request to maintain the confidentiality of this Agreement and the transactions contemplated hereby and shall furnish such financial and operating data and other information with respect to the business as Buyer may reasonably require. Except as otherwise set forth herein, no such access, examination or review shall in any way affect, diminish or terminate any of the representations, warranties or covenants of the Stockholder set forth herein.
     (b) Following the Closing, in connection with the Stockholder’s obligations under Article VIII of this Agreement and to the extent reasonably necessary to the Stockholder, Buyer will provide the Stockholder with assistance and access to data during normal business hours, including accounting and other books and records of the Company when it was owned by the Stockholder.
     5.9 Notification of Material Events. The Stockholder shall promptly notify Buyer in writing of any event following the date hereof of which the Company and the Stockholder is or becomes aware that will or may reasonably be expected to have a Material Adverse Effect.
     5.10 Supplemental Disclosures. The Stockholder shall have the continuing obligation to supplement promptly and amend the Schedules as necessary or appropriate with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules; provided, however, that for the purpose of the rights and obligations of the parties hereunder, any such supplemental or amended disclosure shall not, except as Buyer may otherwise agree in writing and except as otherwise set forth in Section 9.1(b), be deemed to have cured any breach of any representation or warranty made in this Agreement. Notwithstanding the foregoing, if Buyer elects to proceed with the Closing, Buyer shall be deemed to have waived the right thereafter to assert any claim pursuant to Article VII hereunder with respect to any matter specifically and accurately disclosed by the Stockholder in such supplemental or amended disclosure.
     5.11 Employee Matters.
          (a) Effective upon Closing, Ralph J. Depp, Maya E. Fuentes and James A. Howe shall be offered employment with Buyer with the same compensation and position as set forth on Schedule 3.21 pursuant to the Additional Employment Agreements.
          (b) Subject to Section 5.11(c) hereof, effective upon Closing all other employees of the Company, set forth on Schedule 5.11(b) (the “Employees”), shall be offered employment on at “at-will” basis with Buyer with the same compensation and position as set forth on Schedule 3.21.
          (c) Nothing herein, expressed or implied, shall confer upon any Employee any rights or remedies (including, without limitation, any right to employment or continued employment for any specified period) of any nature or kind whatsoever, under or by reason of this Agreement.
     5.12 Vault Cash. At the Closing, the Stockholder shall provide Buyer with a statement, by lender, of the total amount of vault cash (including the Wachovia Payoff Amount, as defined below) (i) in the Stockholder’s name on the Company’s books and records (the “Stockholder Vault Cash”), (ii) currently in circulation that is in the Stockholder’s name on the Company’s books and records (the “Circulated Stockholder Vault Cash”), (iii) in the Company’s name on the Company’s books and records and (iv) currently in circulation that is in the Company’s name on the Company’s books and records. As promptly as practicable after the Closing Date, but in no event longer than sixty (60) days after the Closing Date, Buyer shall verify the amount of the Stockholder Vault Cash and the Circulated Stockholder Vault Cash and shall as promptly as practicable after the Closing Date, and in any event no later than one year from the Closing Date (the “Payment Date”), cause the Stockholder Vault Cash to be replaced by Buyer’s customary vault cash provider. The actual amount of Stockholder Vault Cash shall be returned at such time to the Stockholder and the actual amount of Circulated Stockholder Vault Cash will be remitted to the Stockholder once it is in Buyer’s possession after replacement of the Stockholder as a vault cash provider. Buyer shall pay to the Stockholder fees for the use of the outstanding Stockholder Vault Cash and shall pay to the Stockholder fees for the use of the balance outstanding from time to time of the Circulated Stockholder Vault Cash, as set forth in the Vault Cash Agreement. Buyer hereby authorizes Stockholder to file a UCC-1 Financing Statement in the applicable filing office to provide notice of record that Stockholder continues to own the Stockholder Vault Cash and the Circulated Stockholder Vault Cash following the Closing Date.
     5.13 Exclusivity. Until the earlier to occur of (i) the termination of this Agreement in accordance with Article VIII or (ii) the Closing, (a) the Stockholder shall not, nor permit or authorize the Company or any of their affiliates, directors, officers, employees, agents or advisors to, initiate, pursue or encourage (by way of furnishing information or otherwise) any inquiries or proposals, or enter into any discussions, negotiations or agreements (whether preliminary or definitive) with any person, contemplating or providing for any merger, acquisition, purchase or sale of stock or all or substantially all of the assets or any business combination or change in control of the Company or the business, and (b) the Stockholder shall, and shall require the Company to, deal exclusively with Buyer with respect to the sale of the Capital Stock or the business or assets and properties of the Company.
     5.14 Termination of Liens. Prior to the Closing, the Stockholder shall provide evidence satisfactory to Buyer that the lien held by Skylands Community Bank on the Company’s assets, other than the Construction Lease dated as of March 1, 2008 and the Equipment Lease dated as of March 1, 2008, has been released (the “Release”). In addition, Buyer shall deduct from the Cash Consideration at Closing $621,641.95 (the “Wachovia Payoff Amount”), and shall remit the Wachovia Payoff Amount to Wachovia Bank, National Association, in order to payoff the amount set forth in the letter dated April 18, 2008 from Wachovia Bank, National Association.
     5.15 401(k) Profit Sharing Plan. Prior to the Closing Date, the Stockholder shall cause the Company to adopt a resolution terminating the Company’s 401(k) Plan (the “401(k) Plan”), effective immediately prior to the Closing; provided, however, such resolution shall provide that the 401(k) Plan shall not terminate in the event that the stock sale transaction contemplated under this Agreement is not consummated and the Closing does not occur as provided herein. Upon the Closing, Stockholder agrees to proceed expeditiously with all of the necessary and appropriate steps in furtherance of the termination of the 401(k) Plan. As part of the foregoing actions to terminate the 401(k) Plan, the Company shall specifically authorize the distribution of the account balance of each 401(k) Plan participant, in accordance with the distribution method elected by each such participant (the “Distributions”) with the Distributions to take place as soon as practicable following the Closing and in accordance with the provisions of the Code, ERISA, the 401(k) Plan, and Buyer’s 401(k) Plan (“Buyer’s 401(k) Plan”). The Company shall allow any participant in the 401(k) Plan who is employed by the Company immediately after the Closing Date (the “Hired Employees”) to elect to have a direct transfer, pursuant to Section 401(a)(31) of the Code, of his/her Distribution made to Buyer’s 401(k) Plan. To the extent permitted by the Code or ERISA, Buyer’s 401(k) Plan shall accept (by direct transfer or otherwise) the Distributions. Buyer and Stockholder hereby mutually agree to exercise their reasonable best efforts to facilitate and complete the actions described in this Section 5.15.
ARTICLE VI
Closing Conditions and Documents
     6.1 Conditions to Buyer’s Obligation to Close. Buyer’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction (or waiver) of the following conditions:
     (a) All representations and warranties of the Stockholder set forth in this Agreement, in any Ancillary Agreement or in any written certificate delivered pursuant to this Agreement, shall be true and correct, in each case as of the date hereof and as of the Closing Date as though made as of the Closing Date, except to the extent such representations or warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date). Buyer shall have received a certificate of the Stockholder signed by him to such effect.
     (b) The Stockholder shall have performed or complied with in all respects, or delivered, all covenants, agreements (including the Ancillary Agreements), conditions or documents required to be performed, complied with, or delivered under this Agreement on or prior to the Closing Date. Buyer shall have received a certificate of the Stockholder signed by him to such effect.
     (c) Except as disclosed in the Schedules, since the date of this Agreement, there shall not have been any event, change, effect or development that, individually or in the aggregate, has had or could be expected to have a Material Adverse Effect, and no law shall have been enacted or promulgated, and no investigation, action, suit or proceeding shall have been threatened or instituted against the Company or the Stockholder as of the Closing Date, which, in any such case, in the reasonable judgment of Buyer, challenges, or might result in a challenge to, the consummation of the transactions contemplated hereby, or which claims, or might give rise to a claim for, damages against Buyer as a result of the consummation of such transactions.

     (d) Any consents, approvals, authorizations, exemptions, and waivers from governmental agencies that shall be required in order to consummate the transactions contemplated hereby shall have been obtained. The Stockholder shall have received the consents from third parties, if any, set forth on Schedule 3.23 in forms reasonably acceptable to Buyer.
     (e) The Stockholder shall have executed and delivered to Buyer the Employment Agreement and the Vault Cash Agreement.
     (f) The Stockholder shall have performed in all material respects all obligations required to be performed by the Stockholder under this Agreement at or prior to the Closing Date.
     (g) Buyer shall have received a written opinion of counsel to the Stockholder, dated the Closing Date, in customary form and reasonably acceptable to Buyer.
     (h) The Stockholder shall have delivered the Release.
     (i) The Stockholder shall have delivered to Buyer stock certificates representing the Capital Stock, duly endorsed in blank or with duly executed stock powers attached, free and clear of all Encumbrances.
     (j) Buyer shall have consummated the loan in the original principal amount of $11,000,000 with Lampe, Conway & Co., LLC and its affiliates (the “Lampe II Facility”).
     In the event that any of the conditions precedent set forth above has not been satisfied, Buyer shall notify the Stockholder in writing indicating its election to (i) waive such condition precedent, (ii) terminate this Agreement pursuant to Section 8.1, or (iii) close the transactions contemplated by this Agreement, reserving its rights and remedies, without waiving such condition precedent.
     6.2 Conditions to the Stockholder’s Obligation to Close. The Stockholder’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:
     (a) All representations and warranties of Buyer set forth in this Agreement, in any Ancillary Agreement or in any written certificate delivered pursuant to this Agreement, shall be true and correct, in each case as of the date hereof and as of the Closing Date as though made as of the Closing Date, except to the extent such representations or warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date). The Stockholder shall have received a certificate of Buyer, signed by a duly authorized officer of Buyer, to such effect.
     (b) Buyer shall have performed or complied with in all respects, or delivered, all covenants, agreements (including the Ancillary Agreements), conditions or documents required to be performed, complied with, or delivered under this Agreement on or prior to the Closing Date. The Stockholder shall have received a certificate of Buyer, signed by a duly authorized officer of Buyer, to such effect.
     (c) Buyer shall have executed and delivered to the Stockholder the Employment Agreement, the Promissory Note, the Pledge Agreement and the Vault Cash Agreement.
     (d) The Stockholder shall have received a written opinion of counsel to Buyer, dated the Closing Date, in customary form and reasonably acceptable to the Stockholder, which such opinion may rely upon the opinion of Buyer’s Oregon counsel as to matters of Oregon law.
     (e) Buyer shall have delivered the Cash Consideration less the Wachovia Payoff Amount.
     (f) Buyer shall have delivered to the Stockholder stock certificates representing the Buyer Common Stock.
     6.3 Stockholder’s Deliveries. At the Closing, the Stockholder shall execute and/or deliver to Buyer all of the following:
     (a) the shares of Capital Stock, duly endorsed for transfer or accompanied by duly endorsed stock transfer powers, free and clear of all Encumbrances;
     (b) the Employment Agreement and the Vault Cash Agreement;
     (c) the consents set forth on Schedule 3.23 hereof;
     (d) a certificate to the effect that each of the conditions specified in Section 6.1 are satisfied in all respects;
     (e) a written opinion of counsel to the Stockholder, dated the Closing Date, as set forth in Section 6.1(i); and
     (f) such other documents or instruments, as Buyer may reasonably request to effect the transactions contemplated hereby.
     6.4 Buyer’s Deliveries. At the Closing, Buyer shall execute and/or deliver all of the following:
     (a) the Cash Consideration;
     (b) certificate(s) for the Buyer Common Stock;
     (c) the Promissory Note;
     (d) the Employment Agreement;

     (e) the Pledge Agreement;
     (f) the Vault Cash Agreement;
     (g) a certificate to the effect that each of the conditions specified in Section 6.2 are satisfied in all respects;
     (h) a written opinion of counsel to Buyer, dated the Closing Date, as set forth in Section 6.2(d); and
     (i) such other documents or instruments, as the Stockholder may reasonably request to effect the transactions contemplated hereby.
ARTICLE VII
Indemnification
     7.1 Stockholder Indemnification Covenants. The Stockholder agrees to indemnify, hold harmless and defend Buyer and its directors, officers, employees, consultants, representatives and agents from and against all liability, demands, claims, actions or causes of action, assessments, losses, fines, penalties, costs, damages and expenses, including reasonable attorneys’ fees, sustained or incurred by Buyer to the extent resulting from or arising out of: (a) any misrepresentation or breach of a representation or warranty in this Agreement (or any of the Exhibits, Schedules or Ancillary Agreements) made by the Stockholder to Buyer; (b) the failure of the Stockholder to comply with, or the breach by the Stockholder of, any of the covenants in this Agreement (or any of the Exhibits, Schedules or Ancillary Agreements) to be performed by the Stockholder, whether such covenant requires performance prior to or after the Closing; (c) claims, liabilities or obligations of any kind or nature, whether known or unknown, asserted against the Company or the Stockholder before or after the Closing Date, arising out of (i) any occurrence or event happening before the Closing Date, including, without limitation, claims for product liability, warranty, criminal misconduct, in tort or contract, at law or in equity (ii) Taxes payable by the Company or the Stockholder arising out of the transactions contemplated by this Agreement, and (iii) all Undisclosed Liabilities; (d) except as otherwise provided in Section 7.2(c), any claim that Buyer is liable for a commission to a broker, finder or similar person in connection with the transactions contemplated herein by reason of acts of the Stockholder; and (e) any obligation or liability of the Company or the Stockholder related to any actual or alleged violation or liability resulting from (i) any infringement upon any intellectual property rights of third parties, or (ii) regulatory claims or penalties (“Buyer Loss”). Notwithstanding the foregoing, the Stockholder shall have no liability to Buyer for any Buyer Loss until the aggregate of all Buyer Losses exceeds $75,000 and then only to the extent of such excess; provided, however, that the limitations set forth in this paragraph shall not apply to Buyer Losses arising in respect of claims for knowing and willful misrepresentations and breach of warranties relating to Section 3.1 hereof (relating to organization), Section 3.2 hereof (relating to authority), Section 3.4 hereof (relating to capitalization and title), Section 3.5 hereof (relating to subsidiaries), Section 3.6 hereof (relating to accredited investor status), Section 3.8 hereof (relating to undisclosed liabilities) Section 3.10 hereof (relating to title and sufficiency of assets), Section 3.12 hereof (relating to tax matters), Section 3.15 hereof (relating to intellectual property) and

Section 3.28 hereof (relating to brokers) and payment of taxes required by Article VIII hereof, which may be asserted without limitation.
     7.2 Buyer’s Indemnification Covenants. Buyer and the Company agree to indemnify, hold harmless and defend the Stockholder from and against all liability, demands, claims, actions or causes of action, assessments, losses, fines, penalties, costs, damages and expenses, including reasonable attorneys’ fees sustained or incurred by the Stockholder to the extent resulting from or arising out of: (a) any breach of a representation or warranty in this Agreement (or any of the Exhibits or Ancillary Agreements) made by Buyer; (b) the failure of Buyer to comply with, or the breach by Buyer of, any of the covenants in this Agreement (or any of the Exhibits or Ancillary Agreements) to be performed by Buyer; (c) except as otherwise provided in Section 7.1(d), any claim that the Stockholder is liable for a commission to a broker, finder or similar person in connection with the transactions contemplated herein by reason of acts of Buyer; and (d) claims, liabilities or obligations of any kind or nature, whether known or unknown, asserted against the Stockholder on or after the Closing Date, arising out of (i) any occurrence or event happening on or after the Closing Date, including without limitation, claims for product liability, warranty, criminal misconduct, in tort or contract, at law or in equity, except to the extent caused by the negligence, gross negligence or willful misconduct of the Stockholder; and (ii) Taxes payable by Buyer arising out of the transactions contemplated by this Agreement (“Stockholder Loss”). Notwithstanding the foregoing, Buyer shall have no liability to the Stockholder for any Stockholder Loss until the aggregate of all Stockholder Losses exceeds $75,000 and then only to the extent of such excess; provided, however, that the limitations set forth in this paragraph shall not apply to Stockholder Losses arising in respect of claims for knowing and willful misrepresentations and breach of warranties relating to Section 4.1 hereof (relating to organization), Section 4.2 hereof (relating to authority), Section 4.5 hereof (relating to brokers), Section 4.10 hereof (relating to undisclosed liabilities), Section 4.12 hereof (relating to tax matters), and Section 4.6 hereof (relating to capitalization) and payment of taxes required by Article VIII hereof, which may be asserted without limitation.
     7.3 Effect of Investigation; Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties and covenants of the Stockholder and Buyer contained in this Agreement shall survive the Closing and continue until two (2) years after the Closing Date, except that the representations contained in Sections 3.1 and 4.1 hereof (relating to organization), Sections 3.2 and 4.2 hereof (relating to authorization), Sections 3.4 and 4.6 hereof (relating to capitalization), Section 3.10 hereof (relating to title and sufficiency of assets), Sections 3.12 and 4.12 hereof (relating to tax matters), Section 3.15 hereof (relating to intellectual property), Section 3.19 hereof (relating to environmental matters), Section 3.15 hereof (relating to employees and employee relations), Sections 3.28 and 4.5 hereof (relating to brokers) and Section 7.1(c) hereof shall survive until sixty (60) days after the termination of the statute of limitations applicable to the subject matter of such representations, warranties and covenants (each such time period an “Expiration Date”) and provided, further, that any claims which involve fraud or intentional misrepresentation shall survive the Closing until sixty (60) days after the termination of the applicable statute of limitations. Any claim for indemnification with respect to any of the foregoing matters which is not asserted by notice given as herein provided relating thereto within such specified period of survival may not be pursued and is hereby irrevocably waived after such time. Any claim for a Buyer Loss or Stockholder Loss asserted on or before the Expiration Date will be timely made for purposes hereof. Any claim for a Buyer Loss or Stockholder Loss not asserted prior to the Expiration Date will not be timely for purposes hereof.
     7.4 Procedure for Indemnification.
     (a) (i) A party entitled to indemnification hereunder shall herein be referred to as an “Indemnitee.” A party obligated to indemnify an Indemnitee hereunder shall herein be referred to as an “Indemnitor.” As soon as is reasonable after an Indemnitee either (a) receives notice of any claim or the commencement of any action by any third party which such Indemnitee reasonably believes may give rise to a claim for indemnification from an Indemnitor hereunder or (b) sustains any Damages not involving a third party claim or action which such Indemnitee reasonably believes may give rise to a claim for indemnification from an Indemnitor hereunder, such Indemnitee shall, if a claim in respect thereof is to be made against an Indemnitor under Article VII hereof, notify such Indemnitor in writing in reasonable detail of such claim, action or Damages, as the case may be; provided, however, that failure to notify Indemnitor shall not relieve Indemnitor of its indemnity obligation, except to the extent Indemnitor is actually prejudiced in its defense of the action by such failure. Except as provided in this Section 7.4, Indemnitor shall have the right, using counsel reasonably acceptable to the Indemnitee (The Stockholder’s and Buyer’s counsel set forth in the notice provisions of Section 9.3 hereof shall be deemed to be reasonably acceptable to Indemnitee), to contest, defend, litigate or settle any such third party claim which involves (and continues to involve) solely monetary damages; provided that the Indemnitor shall have notified the Indemnitee in writing of its intention to do so within thirty (30) days of the Indemnitee having given notice of the third party claim to the Indemnitor; provided, further, that (1) the Indemnitor expressly agrees in such notice to the Indemnitee that, as between the Indemnitor and the Indemnitee, the Indemnitor shall be solely obligated to fully satisfy and discharge the third party claim notwithstanding any limitation with respect to indemnification included in this Agreement; (2) an adverse judgment in respect of such third party claim will not, in the reasonable opinion of the Indemnitee (if Buyer), have any material adverse effect on Buyer or the business; (3) if reasonably requested to do so by the Indemnitee, the Indemnitor shall have made reasonably adequate provision to assure the Indemnitee of the financial ability of the Indemnitor to satisfy the full amount of any adverse monetary judgment that may result from such third party claim; and (4) the Indemnitor shall diligently contest the third party claim (the conditions set forth in clauses (1), (2), (3) and (4) being collectively referred to as the “Litigation Conditions”). The Indemnitee shall have the right to participate in, and to be represented by counsel (at its own expense), in any such contest, defense, litigation or settlement conducted by the Indemnitor; provided, that the Indemnitee shall be entitled to reimbursement therefor if the Indemnitor shall lose its right to contest, defend, litigate and settle the third party claim. The Indemnitor shall not be entitled, or shall lose its right, to contest, defend, litigate and settle the third party claim if the Indemnitee shall give written notice to the Indemnitor of any objection thereto based upon the Litigation Conditions. “Damages” shall mean any and all debts, obligations, and other liabilities (whether absolute, accrued, contingent, fixed, or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, consequential damages, lost profits, monetary damages, punitive damages, fines, fees, penalties, interest obligations, deficiencies, losses, and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors, and other experts, and other expenses of litigation).
     (ii) The Indemnitee shall furnish the Indemnitor with such information as it may have as is reasonably required in the defense of any third party claim and shall otherwise cooperate with and assist the Indemnitor in the defense of any third party claim.
     (iii) The Indemnitor, if it shall have assumed the defense of any third party claim as provided in this Agreement, shall not consent to a settlement of, or the entry of any judgment arising from, any such third party claim without the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld or delayed). The Indemnitor shall not, without the prior written consent of the Indemnitee, enter into any compromise or settlement which commits the Indemnitee to take, or to forbear to take, any action or which does not provide for a complete release by such third party of the Indemnitee. The Indemnitee shall have the sole and exclusive right to settle any third party claim, on such terms and conditions as it deems reasonably appropriate, to the extent such third party claim involves equitable or other non-monetary relief, and shall have the right to settle any third party claim involving monetary damages with the written consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. All expenses (including without limitation attorneys’ fees) incurred by the Indemnitor in connection with the foregoing shall be paid by the Indemnitor. No failure by an Indemnitor to acknowledge in writing its indemnification obligations under this Article VII shall relieve it of such obligations to the extent such obligations exist.
     (iv) If an Indemnitee is entitled to indemnification against a third party claim, and the Indemnitor fails to accept a tender of, or assume the defense of, a third party claim pursuant to this Section 7.4, or is not entitled to defend such claim due to a failure to comply with the Litigation Conditions, the Indemnitor shall not be entitled, or shall lose its right, to contest, defend, litigate and settle such a third party claim, and the Indemnitee shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith, to contest, defend and litigate such third party claim, and may settle such third party claim either before or after the initiation of litigation, at such time and upon such terms as the Indemnitee deems fair and reasonable, provided that at least ten (10) days prior to any such settlement, written notice of its intention to settle is given to the Indemnitor. If, pursuant to this Section 7.4, the Indemnitee so contests, defends, litigates or settles a third party claim for which it is entitled to indemnification hereunder, the Indemnitee shall be reimbursed by the Indemnitor for the reasonable attorneys’ fees and other expenses of contesting, defending, litigating and/or settling the third party claim which are incurred from time to time.
     7.5 Right of Offset. Without limiting any other remedies available at law or in equity, Buyer shall have the right to set off against amounts owed by Buyer to the Stockholder under the Promissory Note to the extent Buyer has suffered a Buyer Loss and made a claim for indemnity against the Stockholder under this Article VII, other than a Buyer Loss in connection with a claim from a third party arising from a representation, warranty or covenant which the

Stockholder knew, or reasonably should have known, was inaccurate or breached. In the event of indemnification pursuant to this Article VII, Buyer will first exercise its right to set off amounts due under the Promissory Note before proceeding against the Stockholder personally.
     7.6 Tax Treatment. Any indemnification payments under this Article VII and Article VIII shall be treated for Tax purposes as adjustments to the Purchase Price to the extent permitted by applicable law.
     7.7 Limitations. There shall be no monetary limitations on Buyer’s ability to make indemnification claims on the Stockholder except that such claims shall not exceed the aggregate Purchase Price (inclusive of all third-party payments) and shall further be subject to the last sentence of Section 7.1.
ARTICLE VIII
Tax Matters
     8.1 Preparation of Returns and Payment of Taxes.
     (a) The Company and the Stockholder shall cause to be prepared and timely filed all Tax Returns required or permitted to be filed by the Company on or prior to the Closing Date (the “Company Pre-Closing Returns”). The Company Pre-Closing Returns shall be prepared, where relevant, in a manner consistent with the Company’s past practices except as otherwise required by applicable law. The Company and the Stockholder shall allow Buyer the opportunity to review and comment on the Company Pre-Closing Returns to be filed after the date hereof for a reasonable period prior to the intended filing date. The Company and the Stockholder shall cause to be timely paid and shall be responsible for all Taxes due with respect to Company Pre-Closing Returns.
     (b) Buyer shall cause all other Tax Returns of the Company to be prepared and filed. With respect to any such Tax Return that includes a period on or prior to the Closing Date (the “Straddle Period Returns”), the Stockholder shall reimburse Buyer within 10 days the amount that Buyer paid in connection with such Tax Returns, which the Stockholder is entitled to offset against amounts owed under the Promissory Note (the “Offset Option”) pursuant to the procedure set forth below, and Buyer shall deliver such return (and a calculation of the portion of the Taxes shown on such return that are apportioned, as determined in Section 8.2, to the portion of the Tax period ending on the Closing Date) to the Stockholder, for review and comment, at least 30 days prior to the applicable filing deadline for such return. The Stockholder shall promptly notify Buyer of any disputed items with respect to the Straddle Period Returns and the parties shall diligently attempt to resolve such disputes. If such disputes cannot be resolved within 15 days prior to the applicable filing deadline, such disputes shall be submitted to an independent accountant mutually selected by the parties. If the parties cannot agree on the identity of the independent accountant within five (5) days, the independent accountant shall be selected by the American Arbitration Association. In order for the Stockholder to elect the Offset Option, the Stockholder must provide written notice of such election to Buyer within 10 days after the date Buyer has advised the Stockholder in writing that Buyer has paid the expenses in connection with Straddle Period Returns. If the

Stockholder has properly made the Offset Option election, Buyer shall reduce the principal amount due under the Promissory Note by the amount that Buyer has paid in connection with the Straddle Period Returns. If the Offset Option is not properly elected, Buyer has the option to reduce the principal amount of the Promissory Note or demand reimbursement in cash.
     8.2. Tax Indemnification. After the Closing Date, the Stockholder shall indemnify and hold harmless Buyer and the Company from and against (i) any Taxes of the Company attributable to a taxable period, or portion thereof, of the Company ending on or prior to the Closing Date; (ii) any Tax liability of any person other than the Company resulting from the Company being liable for any Taxes as transferee or successor by contract or otherwise for any taxable period ending on or prior to the Closing Date and (iii) any sales, use or similar Taxes either Company or Buyer is required to impose, collect or pay, whether or not such Taxes are payable before or after the Closing, to the extent such Taxes must be imposed, collected or paid on equipment, products or services sold or contracted for lease by the Company prior to Closing. The indemnification procedures of Section 7.4 shall be followed with respect to any claims arising under this Section 8.2. However, no amounts due under this Section 8.2 shall be subject to the last sentence of Section 7.1. In the event a taxable period includes a period prior to the Closing Date, Taxes shall, in the case of real and personal property Taxes, be apportioned ratably to such taxable period on a daily basis and, in the case of other Taxes, be apportioned to such taxable period based on a closing of the books on the Closing Date.
     8.3. Income Tax Refunds and Cooperation. With respect to any pending or subsequently filed claim for refund of any income Taxes of the Company in respect of any taxable period, or portion thereof, ending on or prior to the Closing Date, or any claims or actions for refund of such income Taxes by the Stockholder, Buyer agrees that the Stockholder will retain the right, with the cooperation of the Company, to prosecute, settle or abandon, on behalf of itself or the Company, each of such claims or actions at such Stockholder’s expense; provided, however, that neither the Stockholder nor the Company shall prosecute, settle or abandon any such claim or action in a manner that may have adverse effect on the other parties’ tax position or indemnification obligations under this Agreement. Buyer further agrees to use its reasonable efforts to cause the Company to provide the Stockholder with all reasonable cooperation in obtaining such refunds and to make the records and personnel of the Company available to assist the Stockholder or any counsel designated by the Stockholder to prosecute any such claim or action for refund. In the event that any income Tax refund is received by the Company in respect of any period, or portion thereof, ending on or prior to the Closing Date, the Company shall pay to the Stockholder an amount equal to such refund plus any interest earned on such refund, except to the extent such refund is reflected as an asset on the Balance Sheet, the books and records of the Company at Closing or the Closing Statement, as finally determined.
     8.4. Assistance and Records. The parties shall provide each other with such assistance as each may reasonably request in connection with (i) the preparation of Tax Returns required to be filed with respect to the Company, (ii) any audit or other examination by any Taxing Authority, (iii) any judicial or administrative proceedings relating to liability for Taxes, or (iv) any claim for refund in respect of such Taxes. Such assistance shall include making employees available to other parties and their counsel, providing additional information and explanation of any material to be provided, and furnishing to or permitting the copying by any party or its counsel of any records, returns, schedules, documents, work papers or other relevant materials which might reasonably be expected to be used in connection with any such return, audit, examination, proceeding or claim. The Stockholder will retain the right, with the participation of the Company, to conduct and resolve any audit, administrative or judicial proceeding relating to income Taxes with respect to any period ending prior to or on the Closing Date, to the extent the Stockholder may be obligated to indemnify Buyer and the Company pursuant to Section 8.2; provided, however, that no resolution of such proceeding shall be accepted that may have an adverse effect on the Company or Buyer, in which case, the Company and Buyer will have the right to participate in and approve of the resolution of such proceeding; provided further, however, that the Company and Buyer shall not approve any such resolution that may have an adverse effect on the Stockholder’s obligation to indemnify the Company and Buyer pursuant to Section 8.2 without the Stockholder’s consent, which shall not be unreasonably withheld or delayed. The Company will promptly notify the Stockholder of any such audit, proposed adjustment or related matter that could affect the Stockholder’s Tax liability pursuant to Section 8.2. The Company will retain and upon the reasonable request of the Stockholder provide any records or information which may be relevant to any such return, audit, examination, proceeding or claim.
ARTICLE IX
Termination, Extension and Waiver
     9.1 Termination of Agreement. The parties may terminate this Agreement as provided below:
     (a) Buyer and the Stockholder may terminate this Agreement by mutual written consent at any time prior to the Closing;
     (b) Buyer may terminate this Agreement by giving written notice to the Stockholder at any time prior to the Closing (i) if the Stockholder has breached any representations, warranties or covenants contained in this Agreement in any material respect, Buyer has notified the Stockholder of the breach, and the breach has continued without cure for a period of twenty (20) days after the notice of breach, (ii) if the necessary approvals, consents and waivers in connection with the change of control for the contracts listed on Schedule 3.23 have not been obtained at or prior to the Closing, (iii) if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any governmental entity, which would prohibit Buyer’s ownership or operation of any portion of the business of the Company or would make the consummation of the transactions contemplated hereby illegal, or (iv) if the Lampe II Facility is not consummated on or before May 2, 2008; and
     (c) The Stockholder may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (i) if Buyer has breached any representations, warranties or covenants contained in this Agreement in any material respect, the

Stockholder has notified Buyer of the breach, and the breach has continued without cure for a period of twenty (20) days after the notice of breach, (ii) if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any governmental entity, which would prohibit the Stockholder’s ownership of the Buyer Common Stock or would make the consummation of the transactions contemplated hereby illegal, or (iii) if the Lampe II Facility is not consummated on or before May 2, 2008.
     9.2 Effect of Termination. If any party terminates this Agreement pursuant to Section 9.1 above, all rights and obligations of the parties hereunder shall terminate without any liability of any party to the other party except that the obligations set forth in Article VII and Article VIII shall survive. Notwithstanding any other provision of this Agreement, no termination of this Agreement shall release any party of any liabilities or obligations arising hereunder for any pre-termination breaches hereof or misrepresentations made herein.
     9.3 Extension; Waiver. At any time prior to the Closing Date, the parties may (a) extend the time for performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement, (c) waive compliance with any of the agreements of the other party contained in this Agreement or (d) waive any condition to such party’s obligation to effect and complete the Closing. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
ARTICLE X
Miscellaneous
     10.1 Press Release and Securities Filings. In addition to any filings required by law, immediately following the Closing, Buyer will issue a press release announcing the transaction contemplated by this Agreement. Buyer shall circulate a draft press release to the Stockholder for review and approval (which such approval shall not be unreasonably withheld or delayed) at least five (5) days prior to Closing. Within four business days following the execution of the Agreement, Buyer shall file a Current Report on Form 8-K with the Securities and Exchange Commission (the “8-K Filing”) describing the terms of the Agreement and the transaction contemplated thereby, in the form required by the Securities Exchange Act of 1934, as amended.  Buyer shall provide the Stockholder with the 8-K Filing no later than two business days prior to its filing for its review and comment and Buyer shall incorporate all of the Stockholder’s comments that Buyer deems reasonable, in its sole discretion.
     10.2 Expenses. Except as otherwise expressly provided herein, each of the parties shall each pay and bear its own expenses with respect to the transactions contemplated hereby.
     10.3 Notices. All notices required or permitted to be given hereunder shall be in writing and shall be deemed given when delivered in person, or on the next business day after being deposited with a nationally recognized overnight courier service addressed as hereinafter set forth or upon dispatch if sent by confirmed facsimile to the telecopy number hereinafter set forth:

     If to Buyer:
TRM Corporation
1101 Kings Hwy. North, Suite G100
Cherry Hill, NJ 08034
Attn: Richard Stern
Fax No.: 856-414-9075
     with a copy to:
Ledgewood
1900 Market Street
Philadelphia, PA 19103
Attn: Lisa A. Ernst
Fax No.: 215-735-2513
     If to the Company or the Stockholder:
LJR Consulting Corp.
d/b/a Access to Money
34 Woodland Road
New Vernon, NJ 07935
Attn : Douglas Falcone
     with a copy to:
Greenbaum, Rowe, Smith & Davis, LLP
99 Wood Avenue South
Iselin, New Jersey 08830
Attn: Eric H. Melzer
Fax No.: (732) 549-1881
and/or to such other respective addresses as may be designated by notice given in accordance with the provisions of this Section 10.3 except that any notice of change of address shall not be deemed given until actually received by the party to whom directed.
     10.4 Third Parties. Nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any other person other than the parties and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to either party hereto, nor shall any provision give any third party any right of subrogation or actions over or against either party hereto. This Agreement is not intended to and does not create any third-party beneficiary rights whatsoever.
     10.5 Entire Agreement. This Agreement, the Schedules and Exhibits hereto and the Ancillary Agreements executed in connection herewith constitute the entire agreement between the parties and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.
     10.6 Non-Waiver. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.
     10.7 Modification. This Agreement may only be amended or modified in writing signed by the parties hereto.
     10.8 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.
     10.9 Severability. The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.
     10.10 Headings. The descriptive headings of the Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
     10.11 Applicable Law; Consent to Jurisdiction; Waiver of Jury Trial. All questions concerning the validity, operation, enforceability, interpretation, construction, and effect of this Agreement shall be governed by, and determined in accordance with the internal laws of the State of New Jersey without regard to the conflicts of law provisions. Each party consents to the nonexclusive jurisdiction and venue of the state or federal courts located in Camden County, New Jersey. Each party hereto irrevocably waives, to the fullest extent permitted by applicable law, (a) any objection that it may now or hereafter have to the laying of venue of any such legal proceeding in the state or federal courts located in Camden County, New Jersey, and (b) any right it may have to a trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of this Agreement and the transactions contemplated hereby.
     10.12 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party; provided, however, Buyer may assign its rights and obligations hereunder to a wholly-owned subsidiary, except that Buyer shall remain liable under this Agreement in the event of such an assignment.
     10.13 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring either party by virtue of authorship of any of the provisions of this Agreement. The word “including” shall mean including without limitation.
     10.14 Specific Performance. Each party to this Agreement agrees that the other parties will suffer irreparable damage and harm and will not have an adequate remedy at law in the event of any breach by it of any covenant of this Agreement. Accordingly, in the event of such a breach or of a threatened or attempted breach, in addition to all other remedies to which the applicable party is entitled to at law, except for consequential, punitive or special damages, the non-breaching party shall be entitled to a temporary and permanent injunction (without the necessity of showing any actual damage) or a decree of specific performance of the provisions hereof, and no bond or other security shall be required in that connection. The remedies described in this Section 10.14 shall not be exhaustive and shall be in addition to all other remedies that the parties may have at law, in equity or otherwise.
[Signatures on Following Page]

     IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the day and year first above written.

STOCKHOLDER:
/s/ Douglas Falcone
Douglas Falcone

BUYER: TRM CORPORATION
/s/ Richard Stern
By: Richard Stern
Its: President & Chief Executive Officer

SCHEDULES AND EXHIBITS LIST (1)

Schedule 3.1	-	Jurisdictions of Foreign Qualification
Schedule 3.3	-	No Violation of Authorization
Schedule 3.4	-	Capital Stock
Schedule 3.7	-	Deviations from GAAP0
Schedule 3.8	-	Undisclosed Liabilities
Schedule 3.9	-	Litigation
Schedule 3.10	-	Title and Sufficiency of Assets
Schedule 3.11	-	Relationship with Significant Customers
Schedule 3.12	-	Tax Matters
Schedule 3.12(e)	-	Jurisdictions for Filing of Tax Returns
Schedule 313(a)(i)	-	Real Property Leases
Schedule 3.13(a)(ii)	-	Operation of Property at Locations Other Than Leased Premises
Schedule 3.15	-	Intellectual Property
Schedule 3.15(c)	-	Intellectual Property Infringement Matters
Schedule 3.17	-	Contracts
Schedule 3.17	-	Environmental Matters
Schedule 3.21	-	Employee and Employee Relations
Schedule 3.23	-	Consents
Schedule 3.24	-	Conduct of Business Since the Balance Sheet Date (December 31, 2007)
Schedule 3.26		Insurance
Schedule 4.4	-	Transaction Approval
Schedule 4.6	-	Capitalization
Schedule 4.7(a)	-	Buyer Reports and Filings
Schedule 4.8	-	Governmental Consents
Schedule 4.10	-	Undisclosed Liabilities
Schedule 4.11	-	Litigation
Schedule 4.12	-	Environmental Matters
Schedule 4.16	-	Conduct of Business
Schedule 5.11(b)	-	Employees
Schedule 5.12	-	Vault Cash
Exhibit A	-	Promissory Note
Exhibit B	-	Pledge Agreement
Exhibit C	-	Employment Agreement
Exhibit D	-	Additional Employment Agreements
Exhibit E	-	Vault Cash Agreement

(1)	Pursuant to Regulation S-K Item 601(b)(2), the Company agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.